Exhibit 99.1

Valentis, Inc.	SCO Financial Group LLC
Robin Terasaki (Corp. Communications)	Laura Gorayeb (Media)
(650) 697-1900 x262	(212) 554-4158
rterasaki@valentis.com	lgorayeb@scogroup.com

FOR IMMEDIATE RELEASE

VALENTIS RECEIVES NASDAQ DELISTING NOTICE AND PLANS APPEAL

Burlingame, Calif., August 27, 2002—Valentis, Inc. (Nasdaq: VLTS) announced today that it received a Nasdaq Staff Determination letter on August 22, 2002 indicating that the Company fails to comply with the minimum $50,000,000 market capitalization requirement set forth in Marketplace Rule 4450(b)(I)(A), and that its securities are therefore subject to delisting from The Nasdaq National Market, effective at the opening of business on August 30, 2002, unless the Company requests a hearing prior to that time.

The Company has requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.  The hearing is expected to be scheduled within 45 days of the filing of the hearing request.  The Company has been advised that the hearing request will stay the delisting of the Company’s securities, pending a decision by the Panel. The Company will be presenting a plan to Nasdaq for achieving the requirements for continued listing, but there can be no assurance the Panel will grant the Company’s request for continued listing.  If the Company’s securities are delisted from The Nasdaq National Market, holders of the Company’s preferred stock will have the right to require the Company to redeem some or all of the preferred stock.

Valentis is Converting Biologic Discoveries into Innovative Products.  Valentis has three product platforms for the development of novel therapeutics: the GeneMedicine, GeneSwitch® and DNA vaccine platforms. The GeneMedicine platform includes a comprehensive array of proprietary nucleic acid delivery systems, including the broad cationic lipid portfolio, from which appropriate formulations and modalities may be selected and tailored to fit selected genes, indications, and target tissues.  The del-1 GeneMedicine therapeutic is the lead product for the GeneMedicine platform of non-viral gene delivery technologies.  Del-1 is an angiogenesis gene that is being developed for peripheral arterial disease and ischemic heart disease.  The EpoSwitch™ therapeutic for anemia is the lead product for the GeneSwitch® platform and is being developed to allow control of erythropoietin protein production from an injected gene by an orally administered drug.  We have developed synthetic vaccine delivery systems based on several classes of polymers.  Our proprietary PINC™ polymer-based delivery technologies for intramuscular administration provide for higher and more consistent levels of antigen production. Additional information is available at http://www.valentis.com.

Statements in this press release that are not strictly historical are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position.  There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics or PEGylated biopharmaceuticals, that any of the Company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful.  Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments.  These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2001 and Quarterly Report on Form 10-Q for the period ended March 31, 2002, each as filed with the Securities and Exchange Commission.

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